Exhibit 99.1

Regal Entertainment Group Statement Regarding Potential Merger

Knoxville, Tenn., November 28, 2017 — Regal Entertainment Group, a leading motion picture exhibitor owning and operating one of the largest theatre circuits in the United States, today confirmed that it is currently engaged in discussions with Cineworld Group plc about a possible all-cash acquisition of Regal at a price of $23.00 per share. No agreement has been reached, and there is no assurance that any transaction will result. Regal Entertainment Group does not intend to make any further comment, or respond to any inquiries, until an agreement, if any, is reached, or discussions have been terminated.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,315 screens in 561 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of September 30, 2017. The Company operates theatres in 48 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s website at www.REGmovies.com .

Forward Looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, may constitute forward-looking statements. These forward-looking statements involve risks and uncertainties. Important factors that can cause the actual results to differ materially from the company’s expectations are disclosed in the Risk Factors contained in the company’s 2016 Annual Report on Form 10-K dated February 27, 2017. All forward-looking statements are expressly qualified in their entirety by such factors.

Financial Contact:

Kevin Mead

Regal Entertainment Group

Vice President Investor Relations and Planning
Kevin.Mead@regalcinemas.com

865-925-9685

Media Contact:

Ken Thewes

Regal Entertainment Group

Senior Vice President and Chief Marketing Officer
865-925-9539